Ames True Temper Announces New Chief Financial Officer

CAMP HILL, Pennsylvania, February 14, 2006 — ATT Holding Co., parent of Ames True Temper, Inc., announced today that David M. Nuti will join Ames True Temper as its Chief Financial Officer effective March 1, 2006.

‘‘We are excited to have Dave join our team at Ames True Temper,’’ said Rich Dell, President and CEO of Ames True Temper. ‘‘Dave brings 23 years of diversified financial background and a depth of knowledge of our industry and other seasonal businesses.’’

Mr. Nuti most recently served as CFO and Senior Vice President, Administration for Rubicon Technology in Franklin Park, Illinois, since 2004. From 2002 to 2004 he was CFO and Vice President, Operations at Third Wave Technologies, Inc., a NASDAQ traded public company located in Madison, Wisconsin.

From 2000 to 2002 Mr. Nuti was Vice President Corporate Controller at Fiskars where he was responsible for global cost and budget management for all 14 European and 11 North American facilities. From 1991 to 1999 he was with Rubbermaid, Inc. in various senior financial and operational roles including Vice President Finance, Global Manufacturing and Distribution Operations. Mr. Nuti began his career with Container Corporation of America and Anchor Hocking Packaging Company and holds an MBA from Lewis University.

‘‘I am excited to join Ames True Temper and to be back in the consumer business industry,’’ said Dave Nuti. ‘‘I look forward to being a key component in growing the business and increasing operating performance.’’

Ames True Temper, Inc. is a leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although Ames believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in its forward-looking statements. These factors, risks and uncertainties include, among others, the following:

* The Company’s liquidity and capital resources;

* Sales levels to existing and new customers;

* Increased concentration of its customers;

* Seasonality and adverse weather conditions;

* Competitive pressures and trends;

* Changing consumer preferences;

* New product and customer initiatives;

* Risks relating to foreign sourcing, foreign operations and availability of raw materials;

* The Company’s ability to successfully consummate and integrate acquisitions; and

* General economic conditions.

The Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

CONTACT: Eric Aumen, Director, Investor Relations and Public Reporting, +1-717-730-2933, investor@amestruetemper.com, for Ames True Temper, Inc.